PRESS RELEASE

January 22, 2009
For Immediate Release

For Further Information Contact:      Richard J. Gavegnano
                                      Chairman and Chief Executive Officer
                                      Meridian Interstate Bancorp, Inc.
                                      10 Meridian Street
                                      East Boston, Massachusetts 02128
                                      (978) 977-2211

                  MERIDIAN INTERSTATE ANNOUNCES APPOINTMENT OF
             DEBORAH J. JACKSON AS NEW PRESIDENT AND CHIEF OPERATING
                      OFFICER OF EAST BOSTON SAVINGS BANK

January 22, 2009 - East Boston, Massachusetts, Meridian Interstate Bancorp, Inc. (NASDAQ: EBSB) (the "Company"), the holding company for East Boston Savings Bank (the "Bank"), today announced that Deborah J. Jackson has been appointed as the new President and Chief Operating Officer of the Company and Bank.

Ms. Jackson has over 25 years experience in the banking business with her career beginning at State Street Bank and continuing through to her latest position as Chief Financial Officer of the Hingham Institution For Savings, a position which she has held for the past 14 years until taking her new position with East Boston.

Ms. Jackson earned a Masters of Business Administration from Suffolk University. She also holds a Bachelor of Science degree in accounting from Bentley College.

Richard J. Gavegnano, who will continue as the Chairman of the Board and Chief Executive Officer of the Company and Bank, stated "The Board of Directors is very pleased to be able to attract a quality banker and person like Ms. Jackson. With the experience she has running the financial operations of a full service banking institution and her knowledge of our market area and customer base, she will be a critical part of our team and our future success."

Ms. Jackson stated "East Boston Savings Bank has been a leading community bank for many years and, given its size and capital base, it is well positioned to take advantage of new opportunities as they arise. I look forward to working with the rest of the management team to address the challenges presented by the current banking environment."

Ms. Jackson is expected to commence her duties on March 4, 2009.

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Meridian Interstate Bancorp, Inc. and East Boston Savings Bank are headquartered in East Boston, Massachusetts. East Boston Savings Bank operates 12 full-service branch locations and one loan center in the greater Boston metropolitan area. At September 30, 2008, East Boston Savings Bank had $1.074 billion in total assets. Meridian Interstate Bancorp, Inc. common stock is traded on the Nasdaq Global Market under the symbol "EBSB."